Filed Pursuant to Rule 424(b)(3)
Registration No. 333-264243

Prospectus Supplement No. 3
(to Prospectus dated April 26, 2022)

ATI Physical Therapy, Inc.
9,807,085 shares of Common Stock
11,498,401 Warrants
Up to 11,498,401 shares of Common Stock Issuable upon Exercise of the Warrants

This prospectus supplement updates and supplements the prospectus dated April 26, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-264243). This prospectus supplement is being filed to update and supplement the information in the Prospectus, including any amendments or supplements thereto, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 24, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This Prospectus and this prospectus supplement relate to: (1) the issuance by us of up to 5,226,546 shares of Class A common stock, par value $0.0001 per share (“Common Stock”), of ATI Physical Therapy, Inc., a Delaware corporation (the “Company,” “we,” “our”) that may be issued upon exercise of warrants at an exercise price of $3.00 per share (the “Series I Warrants”), (2) the issuance by us of up to 6,271,855 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $0.01 per share (“Series II Warrants” and together with the Series I Warrants, the “Warrants”), (3) the offer and sale from time to time by the selling securityholders identified in the Prospectus (the “Selling Securityholders”), or their permitted transferees, of up to 9,807,085 shares of Common Stock currently outstanding and 11,498,401 Warrants.

Our Common Stock and our Public Warrants (as such term is defined in the Prospectus under “Selected Definitions”) are listed on the New York Stock Exchange under the symbols “ATIP” and “ATIPWS,” respectively. On June 23, 2022, the last reported sale price of our Common Stock was $1.79 per share and the last reported sale price of our Public Warrants was $0.18 per warrant.

This prospectus supplement updates and supplements the information in the Prospectus, including any amendments or supplements thereto, and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any subsequent amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, and if there is any inconsistency between the information in the Prospectus, any prior amendments or supplements thereto, and this prospectus supplement, you should rely on the information in this prospectus supplement. The information in this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, including any amendments or supplements thereto. Any information in the Prospectus or any prior amendments or supplements thereto, that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this prospectus supplement. You should not assume that the information provided in this prospectus supplement, the Prospectus or any prior amendments or supplements thereto, is accurate as of any date other than their respective dates. Neither the delivery of this prospectus supplement, the Prospectus, any prior amendments or supplements thereto, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained in this prospectus supplement, the Prospectus or any prior amendments or supplements thereto, is correct as of any time after the date of that information.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 10 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus Supplement No. 3 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 24, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): June 24, 2022

ATI PHYSICAL THERAPY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39439	85-1408039
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

790 Remington Boulevard Bolingbrook, Illinois	60440
(Address of principal executive offices)	(Zip Code)

(630) 296-2223
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, $0.0001 par value	ATIP	New York Stock Exchange
Redeemable Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	ATIP WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 20, 2022, ATI Physical Therapy, Inc. (“the Company”) and Augustus Oakes, the Company’s Chief Information Officer, entered into an amendment (the “First Amendment”) to Mr. Oakes’ employment agreement (the “Employment Agreement”) with the Company. Pursuant to the First Amendment, Mr. Oakes’ target bonus at full accomplishment of the Company’s goals was increased from 50% to 75% of base compensation.

The foregoing descriptions of the Employment Agreement and the First Amendment do not purport to be complete and are qualified in their entirely by reference to the full text of (i) the Employment Agreement, previously filed as Exhibit 10.16 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and (ii) the First Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

EXHIBIT NUMBER	DESCRIPTION
10.1	First Amendment to Employment Agreement effective June 20, 2022 by and between ATI Physical Therapy, Inc. and Augustus Oakes

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 24, 2022	ATI Physical Therapy, Inc.

	By:	/s/ Joseph Jordan
	Name:	Joseph Jordan
	Title:	Chief Financial Officer

Exhibit 10.1

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

This First Amendment (the “Amendment”) to that certain Employment Agreement dated May 14, 2021 (the “Original Agreement”), by ATI Physical Therapy, Inc. (f/k/a Fortress Value Acquisition Corp. II (the “Company”), and Augustus Oakes (“Employee”), is made by the parties to be effective as of June 20, 2022 (the “Amendment Date”). The term “Agreement” shall mean the Original Agreement, as modified by this Amendment, and all other capitalized terms used but not otherwise defined herein shall have the meanings given them in the Original Agreement.

WHEREAS, the parties desire to amend the Original Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, in consideration of the promises and agreements set forth herein, and for other good and valuable considerations, the parties agree as follows:

1.          Annual Incentive Compensation Program. Commencing on the Amendment Date, Employee’s Target Bonus percentage under Section 5.2 of the Agreement shall be increased from 50% to 75% of base compensation at target level of achievement.

2.          No Other Changes. Except as expressly modified hereby, all other terms and conditions of the Original Agreement remain unchanged and in full force and effect and shall govern and apply to all matters contemplated by this Amendment.

3.          Counterparts and Facsimile/PDF Signatures. This Amendment may be executed simultaneously in two or more counterparts, anyone of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement. The parties hereto agree that facsimile transmission or PDF of original signatures shall constitute and be accepted as original signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Amendment to be effective as of the Amendment Date.

ATI Physical Therapy, Inc.

By	/s/ Sharon Vitti
Name:	Sharon Vitti
Title:	CEO

EMPLOYEE

/s/ Augustus Oakes
Augustus Oakes

[Signature Page to First Amendment to Employment Agreement]